Exhibit 99.1
FOR IMMEDIATE RELEASE
July 20, 2006
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS EARNINGS
     Munster, Indiana — - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.7 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the quarter ended June 30, 2006, compared to net income of $1.6 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the same period a year earlier. The current quarter net income represented a 0.3% increase over the second quarter net income reported during the prior year. In addition, for the quarter ended June 30, 2006, the return on average assets (ROA) was 1.07% and return on average equity (ROE) was 13.89%.
     For the six months ended June 30, 2006, the Bancorp reported net income of $3.33 million, or $1.19 earnings per basic and $1.18 earnings per diluted share compared to $3.26 million, or $1.17 earnings per basic and $1.15 earnings per diluted share for the same period a year earlier. The current six month net income represented a 2.3% increase over the six- month net income reported during the prior year. In addition, for the six months ended June 30, 2006, the return on average assets (ROA) was 1.08% and return on average equity (ROE) was 14.06%.
     David A. Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to asset quality, increased noninterest income from banking activities and stable operating expenses.
     During the quarter ended June 30, 2006, total assets increased by $7.4 million, or 1.2%, to $622.6 million. Loan growth totaled $10.2 million, while securities decreased by $3.1 million. Core deposits, which include checking, savings and money market accounts, decreased by $3.8 million during the quarter ended June 30, 2006. Core deposits represented 57.8% of the Bancorp’s total deposits at June 30, 2006. Certificates of deposit decreased by $2.5 million, while borrowings increased by $14.3 million.
     For the six months ended June 30, 2006, total assets decreased by $4.9 million, or 0.8%, to $622.6 million. Loan growth totaled $12.1 million, while securities growth totaled $4.4 million and short-term investments decreased by $20.0 million. Core deposits decreased by $20.6 million during the six months ended June 30, 2006. The decrease in short-term investments and core deposits was affected by a $25.0 million withdrawal of short-term local government funds. Certificates of deposit decreased by $1.7 million, while borrowings increased by $17.1 million.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.9 million for the quarter ended June 30, 2006, compared to $5.1 million for the quarter ended June 30, 2005, a decrease of 4.8%. For the six months ended June 30, 2006, net interest income totaled $9.9 million compared to $10.2 million for the same period a year earlier, a decrease of 2.6%.
     “ Despite the continued escalation of interest rates by the Federal Reserve, Peoples Bank has reported an increase in earnings for the current quarter and the first six months of the year. Although our core earnings have been buffeted by rising rates paid to depositors along with a dampening of borrower enthusiasm for loan products, we have responded by controlling our operating costs while keeping a watchful eye on credit quality, “ said Bochnowski.
     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remain at the manageable level of 0.41% at June 30, 2006. During the current quarter and six-month period, $15 thousand in additional provisions to the allowance for loan losses were required. Loan loss recoveries, net of charge-off totaled $12 thousand for the quarter and $27 thousand for the six months ended June 30, 2006. The balance of $4.2 million in the allowance for loan losses at June 30, 2006, is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.
     Noninterest income increased by $146 thousand, or 16.2%, for the three months ended June 30, 2006. For the six months ended June 30, 2006, noninterest income increased by $383 thousand, or 22.5%. The current quarter and six month increase was due to income from account related services, increased income from operations and increases in the cash value of bank owned life insurance. In addition, the six-month noninterest income increase was positively impacted by a $42 thousand gain from the sale of foreclosed real estate. Noninterest income has also been impacted by a decrease in gains from security sales of $15 thousand for the current quarter and $29 thousand for the current six-month period.
     Noninterest expense decreased by $3 thousand, or 0.1%, for the quarter ended June 30, 2006. For the six months ended June 30, 2006, noninterest expense increased by $201 thousand, or 2.9%. The decrease for the quarter and minimal increase for the six months is due to management’s focus on reviewing internal processes in an effort to gain cost saving efficiencies. The increase for the six month period was primarily due to increased occupancy, data processing and marketing expenses related to normal banking operations.
     At June 30, 2006, stockholders’ equity stood at $47.5 million or 7.6% of total assets. The book value of the Bancorp’s stock stood at $17.00 per share.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	Decemeber 31,
	2006	2005
	(unaudited)
Assets

Cash and cash equivalents	$15,652	$39,831
Available-for-sale securities	80,759	76,382
Held-to-maturity securities	13,698	13,711
Federal Home Loan Bank Stock	3,311	2,987
Loans held for sale	116	—
Loans receivable	481,184	469,043
Less: allowance for loan losses	(4,223)	(4,181)

Net loans receivable	476,961	464,862
Premises and equipment	14,390	14,510
Foreclosed real estate	134	260
Cash value of bank owned life insurance	10,629	8,457
Other assets	6,901	6,439

Total assets	$622,551	$627,439

Liabilities and Stockholders’ Equity

Deposits	$503,072	$525,731
Borrowed funds	68,226	51,153
Accrued expenses and other liabilities	3,799	4,122

Total liabilities	575,097	581,006

Stockholders’ Equity	47,454	46,433

Total liabilities and stockholders’ equity	$622,551	$627,439

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Total interest income	$8,624	$7,411	$16,928	$14,418
Total interest expense	3,729	2,270	6,994	4,219

Net interest income	4,895	5,141	9,934	10,199
Provision for loan losses	15	60	15	125

Net interest income after provision for loan losses	4,880	5,081	9,919	10,074

Total noninterest income	1,054	904	2,089	1,706
Total noninterest expenses	3,559	3,562	7,179	6,978

Income before income tax expenses	2,375	2,423	4,829	4,802
Income tax expenses	722	775	1,500	1,547

Net Income	$1,653	$1,648	$3,329	$3,255

Selected Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Earnings per common share:
Basic	$0.59	$0.59	$1.19	$1.17
Diluted	$0.58	$0.58	$1.18	$1.15
Net interest margin	3.56%	3.70%	3.50%	3.78%
Return on average assets	1.07%	1.10%	1.08%	1.12%
Return on average equity	13.89%	14.60%	14.06%	14.50%

	At
	June 30,	June 30,
	2006	2005
Stockholders’ equity as a percent of total assets	7.62%	7.67%
Book value per share	$17.0	$16.31